Exhibit 21.1

SUBSIDIARIES OF KENAN ADVANTAGE GROUP, INC.

Advantage Management Holdings Corporation

North Canton Transfer Company

Advantage Tank Lines, Inc.

Beneto Bulk Transport, LLC

GENI Transport, Inc.

KA Bulk Transport LLC

KAG Logistics, Inc.

Petro-Chemical Transport, Inc.

Kenan Transport Company

Advantage Management Group, Inc.

GENI Management Corporation

J. McDaniel, Inc.